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                                                                    Exhibit 99.3


[LOGO] BALDWIN
       Baldwin Piano & Organ Company
       422 Wards Corner Road
       Loveland, Ohio 45140-8390                                    NEWS RELEASE
       (513) 576-4500

FOR RELEASE ON MAY 26, 1998

CONTACTS:    Frank Seta                                 Joel Pomerantz
             Baldwin Piano & Organ Co.                  The Dilenschneider Group
             (513) 576-4500                             (212) 922-0900


                         BALDWIN GRAND PIANO RECEIVED IN
              WHITE HOUSE LIVING QUARTERS BY HILLARY RODHAM CLINTON

           BALDWIN'S HI-TECH CONCERTMASTER PLAYER PIANO SYSTEM ENABLES NON-PIANO PLAYING PRESIDENT AND FIRST LADY TO ENJOY LIVE PIANO MUSIC


         WASHINGTON, DC, May 26, 1998 -- Hillary Rodham Clinton receives operating instructions on the ConcertMaster self-playing piano system, affixed to the new 5' 8" Baldwin grand piano just installed in the living quarters at The White House, from Frank Seta, vice president, acoustic pianos of the Baldwin Piano & Organ Company (right), and John Tolleson, vice president, sales of the Cincinnati-based company. She holds wireless remote control in her right hand. ConcertMaster controller sits on top of keyboard at left.
         Although neither the President, nor the First Lady, play the piano, they will be able to enjoy live piano music provided by this modern computer-based, high-tech version of the old-style piano roll player piano as if the original performing artist were in the living quarters at The White House striking the keys. Baldwin's ConcertMaster makes this possible with a variety of music sources including floppy disks, compact discs (CD), and an internal hard drive library. Mrs. Clinton is being shown the easy-to-use


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ConcertMaster wireless remote control, that will enable her, or the President, to enjoy a vast selection of jazz, pop, rock and classical music featuring solo piano or piano with accompanying instruments, and even vocals.
         Baldwin is making a gift of the custom-designed piano to The White House as it also did during the Truman, Harding and Taft Administrations. The elegant instrument, with the ConcertMaster attachment, will remain part of the official furnishings of 1600 Pennsylvania Avenue even after the Clintons leave the residence.
         The White House Baldwin, model number 226 with cherry finish in French Provincial furniture style and ConcertMaster added, is valued at $44,000. It was manufactured in Conway, Arkansas. This plant and the two other Baldwin facilities in Arkansas (Fayetteville and Trumann) employ nearly 1000 Arkansans. Baldwin also has a plant in Greenwood, Mississippi.


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